ING

REAL ESTATE

INVESTMENT MANAGEMENT

March 17, 2004

LaSalle Bank National Association	Structured Asset Securities Corporation II
135 South LaSalle Street, Suite 1625	745 Seventh Avenue
Chicago, IL 60603	New York, NY 10019
Attention: Asset-Backed Securities Trust Services	Attn: David Nass LB-UBS Commercial
Group LB UBS Commercial Mortgage Trust	Mortgage Trust 2003-C7
2003-C7

Wachovia Bank, National Association	Clarion Capital, LLC
8739 Research Drive, URP4	230 Park Avenue 12th Floor
Charlotte, NC 28262	New York, NY 10169
Attn: LB-UBS Mortgage Trust 2003-C7	Attn: Stephen Baines

Moody's Investor Service, Inc.	Standard & Poor's
99 Church Street	55 Water Street, 10th Floor
New York, NY 10007	New York, NY 10041
Attn: Commercial Mortgage Surveillance	Attn: CMBS Surveillance Department

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019
Cc: Robert C. Dinerstein, General Counsel

Re: LB-UBS Commercial Mortgage Pass-Through Certificates Series 2003-C7

Dear Sir or Madam:

This Officer's Certificate is provided to you by Clarion Partners, LLC ("Clarion") pursuant to Section 3.13 of that certain Pooling and Servicing Agreement ("PSA") dated as of September 11, 2003 relative to the above referenced securitization for which Clarion acts as Special Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of Clarion, hereby informs you that (i) a review of the activities of the Special Servicer and of its performance under this Agreement, has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Special Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout such preceding calendar year or portion thereof or, if there has been a default in the fulfillment of any such

ING CLARION PARTNERS

230 Park Avenue, New York, NY 10169

T 212.883.2500 F 212.883.2700

E name.surname@ingclarion.com

www.ingclarion.com

ING

REAL ESTATE

INVESTMENT MANAGEMENT

obligation, it has been noted herein, and (iii) the Special Servicer has received no notice regarding the qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body.

Sincerely,

Clarion Partners, LLC

A New York limited liability company,

its authorized agent

By: Frank L. Sullivan, Jr.

Frank L. Sullivan, Jr.

Authorized Person